Exhibit 10.1

SAMSONITE CORPORATION

DEFERRED COMPENSATION AWARD AGREEMENT

This Award Agreement, dated March 17, 2005, sets forth the terms and conditions of the grant to Stonebridge Development Limited, a corporation organized under the laws of the British Virgin Islands (“Grantee”) by Samsonite Corporation (the “Company”) of a deferred compensation award (the “Award”).  This Award Agreement relates to the stock option (the “Original Option”) previously granted to Grantee by the Company, evidenced by the Stock Option Agreement entered into by Grantee, Marcello Bottoli and the Company, effective April 19, 2004 (the “Option Agreement”).  The Award (as defined in Section 1 of this Award Agreement) is granted under the Samsonite Corporation Amended and Restated FY 1999 Stock Option and Incentive Award Plan (the “1999 Plan”) and shall be subject to all of the terms and conditions thereof.

1.                                       Grant of Award.  The Company hereby grants to Grantee effective as of March 17, 2005 (the “Award Grant Date”), an Award in the amount of $4,725,000.00 (the “Award Amount”).  The Award Amount has been calculated as the product of (A) 15,000,000 (the number of shares of Stock subject to Tier One of the Original Option as of the date of grant of the Original Option) multiplied by (B) $0.315 (the difference between the per share Fair Market Value (as defined in the Option Agreement) of the Stock (as defined in the 1999 Plan) as of the Award Grant Date — $0.665 — and the per share exercise price of the Tier One Options — $0.35).  The Award Amount is subject to adjustment pursuant to Section 2 of this Award Agreement.

2.                                       Adjustment to Award Amount.  Under certain circumstances, the Award Amount is subject to downward adjustment.  If, on the date of vesting of any portion of the Award, the per share Fair Market Value of the Stock is less than $0.665, the Award Amount shall be adjusted so as to be equal to the product of (A) the excess (if none, then this sub-clause (A) shall equal zero) of the per share Fair Market Value of the Stock on such vesting date over $0.35, multiplied by (B) 15,000,000, which aggregate amount shall then be multiplied by the percentage of the Award to be paid pursuant to Section 4 of this Award Agreement.

3.                                       Vesting of Award.

(a)                                  Subject to paragraph (b) below, the Award shall vest in full on the earlier to occur of (i) a “Change of Control” (as defined in the Option Agreement), (ii) March 2, 2014 and (iii) Mr. Bottoli’s resignation from his position as chief executive officer of the Company pursuant to the first sentence of Section 8(a) of the Option Agreement, provided that, with respect to clauses (i) and (ii) above, Mr. Bottoli is employed by the Company or one of its subsidiaries as of such event or date (each such date or event, a “Vesting Event”).

(b)                                 In the event that, prior to the occurrence of a Vesting Event, Mr. Bottoli is no longer employed by the Company or any of its subsidiaries as a result of (i) Mr. Bottoli’s death or Permanent Disability (as defined in the Option Agreement), (ii) Mr. Bottoli’s termination without Cause (as defined in the Option Agreement) or (iii) Mr. Bottoli’s resignation with Good Reason (as defined in the Option Agreement), all or a portion of the Award shall become vested as of the effective date of such a termination of employment, according to the following schedule:

Termination on or after March 3, 2005 and prior to March 3, 2006	20%
Termination on or after March 3, 2006 and prior to March 3, 2007	40%
Termination on or after March 3, 2007 and prior to March 3, 2008	60%
Termination on or after March 3, 2008 and prior to March 3, 2009	80%
Termination on or after March 3, 2009	100%

Any portion of the Award that does not become vested pursuant to this Section 3(b) upon termination of Mr. Bottoli’s employment with the Company and its subsidiaries shall be immediately forfeited and cancelled and Grantee shall have no further rights with respect to such cancelled portion of the Award.

4.                                       Payment of Award.  Grantee shall be entitled to receive payment in respect of any portion of the Award that becomes vested in accordance with Section 3 no later than one month following the date upon which such portion becomes vested.

5.                                       Form of Payment.  Payment of the vested portion of the Award shall be made in a lump sum, in cash or Stock or a combination of cash and Stock (the “Payment”), in the discretion of the Company; provided, however, that any Payment shall include an amount of cash at least equal to the amount necessary to satisfy all tax obligations incurred by Mr. Bottoli or Grantee with respect to such Payment (the “Tax Obligation”).  The amount of Mr. Bottoli’s and Grantee’s Tax Obligation shall be reasonably determined by the Company, provided that Mr. Bottoli and Grantee shall each be deemed to pay income tax at the highest marginal rate of income taxation applicable in the year such Payment is to be made in the applicable jurisdiction.  If any portion of the Payment is paid in Stock, the number of shares to be issued shall be calculated by dividing the dollar value of such portion of the Award by the Fair Market Value of a share of Stock on the relevant vesting date.  Any fractional shares shall be paid in cash.  Shares of Stock payable pursuant to the Award shall be issued under the 1999 Plan.

6.                                       CEO Stockholders Agreement.  As a condition to the grant of the Award, each of Grantee and Mr. Bottoli agree to the amendment of the Chief Executive Officer Stockholders Agreement, dated as of March 2, 2004, by and among (i) the Company, (ii) ACOF Management, L.P., (iii) Bain Capital (Europe) LLC, (iv) Ontario Teachers’ Pension Plan Board, (v) Marcello Bottoli, (vi) Grantee and (vii) The Bottoli Trust (such agreement, the “CEO Stockholders Agreement”), which amendment will provide that any shares of

Stock issued pursuant to this Award shall be included under the CEO Stockholders Agreement as “New Common Stock.”  The CEO Stockholders Agreement shall be fully applicable to all shares of Stock that may be issued pursuant to the Award.  If either the authorized representative of Grantee or Mr. Bottoli does not execute the amendment to the CEO Stockholders Agreement for any reason, the signatures set forth below (as well as signifying Mr. Bottoli’s and Grantee’s agreement to the terms and conditions of this Award Agreement) shall also constitute their agreement to and signature upon the amendment to the CEO Stockholders Agreement as if fully set forth on a signature page attached thereto.

7.                                       Representations and Warranties of Grantee and Mr. Bottoli.  As a condition to the grant of the Award, Grantee and Mr. Bottoli hereby represent and warrant to the Company as follows:

(a)                                  Sophisticated Purchaser.  Each of Grantee and Mr. Bottoli (i) is a sophisticated individual and is able to bear any financial risks associated with the Award and the Payment of the Award, (ii) has adequate information to make an informed decision regarding the Award and the Payment of the Award, (iii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of and understand the risks inherent in the Award and the Payment of the Award, and (iv) has independently, and without reliance upon the Company, and based on such information as Grantee or Mr. Bottoli, as applicable, has deemed appropriate, made or performed its or his own analysis and decision regarding the Award and the Payment of the Award.

(b)                                 Unregistered Securities Acknowledgment.  Each of Grantee and Mr. Bottoli understands that any shares of Stock issued to Grantee in connection with the Payment of the Award will constitute “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold in the United States except pursuant to an effective registration statement, or pursuant to a duly available exemption from such registration requirements.

(c)                                  Accredited Investor.  Mr. Bottoli is an “accredited investor” within the meaning of Regulation D promulgated under the Act.  Each of Grantee and Mr. Bottoli represents that Grantee is accepting the Award, and any Stock issued to Grantee as the Payment of the Award, for its own account and for investment, not as nominee or agent, and not with the view to or for resale in connection with the distribution thereof.

(d)                                 Loss of Investment.  Grantee (i) is able to bear the risk of holding the shares of Stock issued to Grantee in connection with the Payment of the Award for an indefinite period and (ii) is able to bear a complete loss of Grantee’s investment in such shares of Stock.

8.                                       Non-transferability.  The Award may not be assigned, transferred or disposed of, or pledged or hypothecated in any way, and may not be subject to execution, attachment or other process, other than by will or by the laws of descent and distribution.  During Mr. Bottoli’s lifetime, payments with respect to the Award may be made only to Grantee.

9.                                       Withholding.  The Company shall have the right to withhold from any Payment otherwise due to Grantee amounts necessary to satisfy any applicable federal, state, local taxes or other withholding requirements that may be applicable to the Award, or to require Grantee to make other arrangements (which may include a payment to the Company in cash) with respect to the satisfaction of such withholding requirements.

10.                                 Approval of Counsel.  Any issuance and delivery of Stock hereunder is subject to approval by the Company’s counsel of all legal matters, including compliance with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, the requirements of any stock exchange upon which the Stock may then be listed and any applicable foreign securities laws, state securities or “blue sky” laws.

11.                                 Registration; Certificates.  The Company may, but shall have no obligation under this Award Agreement to, register under the securities laws of any jurisdiction the shares of Stock issuable pursuant to the Award.  Unless the Company determines otherwise in its discretion, certificates evidencing Payment of the Award in Stock will bear a legend stating:

THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS, IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.

12.                                 Notices.  All notices, demands and other communications with respect to this Award Agreement shall be in writing and be deemed to have been duly given (i) when hand delivered, (ii) when sent, if sent by overnight mail, overnight courier or facsimile transmission or (iii) when mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

Samsonite Corporation

11200 East Forty-Fifth Avenue

Denver, Colorado 80239-3018

Attention:  Corporate Secretary

All notices to Grantee, or another person or persons entitled to receive payment in respect of the Award shall be addressed to Grantee or such other person or persons at Grantee’s then current address contained in the employee payroll records of the Company or a Company subsidiary.  Anyone to whom a notice may be given under this Award Agreement may designate a new address by notice to that effect.

13.                                 Successors and Assigns.  This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company.  All obligations imposed upon Grantee and all rights granted to the Company under this Award Agreement shall be binding upon Grantee, Mr. Bottoli and, to the extent provided in this Award Agreement, their respective heirs, legal representatives and successors.  No other person has any rights under this Award Agreement.

14.                                 No Right to Continued Employment.  Nothing in this Award Agreement confers upon Mr. Bottoli the right to continue in the employ of the Company or any of its subsidiaries, entitles Grantee or Mr. Bottoli to any right or benefit not set forth in this Award Agreement or interferes with or limits in any way the right of the Company or a Company subsidiary to terminate Mr. Bottoli’s employment.

15.                                 Governing Law; Compliance with Law; Waivers.  This Award Agreement will be construed and governed in accordance with the laws of the State of New York.  Each of Grantee and Mr. Bottoli agree to abide by any laws concerning insider trading and the policies and decisions of the Company’s management in all matters concerning the Award.  No waiver by either party of any breach by the other party to this Award Agreement shall be deemed a waiver of similar or dissimilar breaches at the same, prior or subsequent time.

16.                                 Severability; Counterparts.  If any one or more provisions of this Award Agreement are deemed to be illegal or unenforceable, the illegality or unenforceability will not affect the validity and enforceability of the remaining legal and enforceable provisions, which will be construed as if such illegal or unenforceable provision or provisions had not been inserted.  This Award Agreement may be executed in counterparts, each of which shall be deemed an original and both together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first hereabove written.

SAMSONITE CORPORATION		GRANTEE

By:	/s/ Richard H. Wiley	/s/ Stefania Tomasini
	Richard H. Wiley	Stonebridge Development Limited
	Chief Financial Officer	By Stefania Tomasini, its Sole Director

Marcello Bottoli

/s/ Marcello Bottoli